Exhibit 99.1

FINAL:  FOR RELEASE

NEW YORK & COMPANY, INC. ANNOUNCES POSITIVE COMPARABLE STORE SALES AND BREAKEVEN OPERATING RESULTS FOR SECOND QUARTER FISCAL YEAR 2014

~ Comparable Store Sales Increase 2.3% ~

~ Operating Results Improve by $2.4M ~

~ Company Introduces Q3 FY14 Guidance ~

New York, New York — August 21, 2014 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 509 retail stores, today announced results for the second quarter ended August 2, 2014.  For the second quarter of fiscal year 2014, net sales were $226.1 million, as compared to $223.1 million for the second quarter ended August 3, 2013.  Comparable store sales for the second quarter of fiscal year 2014 increased 2.3% following an increase of 2.1% for the second quarter of fiscal year 2013.

Operating income for the second quarter of fiscal year 2014 was $0.2 million which was in-line with the Company’s previously issued guidance and marks a significant improvement of $2.4 million compared to the prior year’s second quarter operating loss of $2.2 million.

Net loss for the second quarter of fiscal year 2014 narrowed to $0.1 million, or essentially breakeven per diluted share.  This compares to the prior year’s net loss of $2.7 million, or a loss of $0.04 per diluted share.

Gregory Scott, New York & Company’s CEO, stated:  “We delivered a solid second quarter with positive comparable store sales, gross margin expansion, and expense reduction which demonstrates continued progress against the key priorities we outlined at the beginning of the year.  While we continue to operate in a challenging retail environment, during the quarter we experienced increases in average dollar sale, conversion, and average unit retail.  This led to a breakeven performance, which represented a significant improvement over last year’s operating loss and the highest second quarter gross margin performance since fiscal year 2008.”

During the quarter the Company accomplished the following:

•                  The Company’s eCommerce and Outlet businesses continue to grow and together represented 20.6% of total sales versus 18.0% in the year-ago period.

•                  Gross profit as a percentage of net sales improved 50 basis points versus the prior year period driven by improved product costs combined with reductions in buying and occupancy costs.

•                  Selling, general and administrative expenses as a percentage of net sales were effectively managed during the quarter and decreased 60 basis points versus the prior year.

•                  Total quarter-end inventory increased 3.0% as compared to the end of last year’s second quarter reflecting slightly lower levels of in-store inventory offset by higher levels of in-transit inventory due to longer lead times and delays associated with the Company’s contingency plans related to a potential work stoppage affecting certain ports on the West Coast.

•                  The Company ended the quarter with $64.7 million of cash and no outstanding borrowings under its revolving credit facility.

•                  The Company opened four new Outlet stores, remodeled four existing locations, and closed one store, ending with 509 stores, including 57 Outlet stores, and 2.6 million selling square feet in operation.

•                  Capital spending for the second quarter of fiscal year 2014 was $5.5 million, as compared to $4.0 million in last year’s second quarter, primarily reflecting the remodeling of four New York & Company stores, along with the opening of four new Outlets.

For the six months ended August 2, 2014, net sales were $445.7 million, as compared to $450.5 million for the six months ended August 3, 2013.  Comparable store sales increased 0.1% for the six months ended August 2, 2014, as compared to flat in the prior year period.  Operating income for the six months ended August 2, 2014 was $0.2 million versus the prior year’s operating loss of $1.0 million.  Net loss for the six months ended August 2, 2014 was $0.4 million, or a loss of $0.01 per diluted share.  This compares to the prior year net loss of $1.1 million, or a loss of $0.02 per diluted share.

Outlook:

Regarding expectations for the third quarter of fiscal year 2014, the Company provided the following guidance:

•                  Net sales for the third quarter of fiscal year 2014 are expected to be up slightly versus last year.

•                  The Company’s comparable store sales are expected to be up slightly for the third quarter of fiscal year 2014 following a 3.0% comparable store sales increase in the prior year period.

•                  The Company expects gross margin to be up slightly from the prior year’s rate reflecting improved product costs and improved leverage of buying and occupancy costs.

On a GAAP Basis:

•                  Selling, general and administrative expenses are expected to increase approximately $4 million from last year reflecting increases in variable compensation expense, non-recurring duplicative rent associated with the relocation of the Company’s brand headquarters, increases associated with the Company’s fast growing eCommerce and Outlet businesses, and severance costs associated with executive transitions; and

•                  Operating loss for the third quarter of fiscal year 2014 is expected to increase from last year’s operating loss of $3.1 million due to approximately $1 million of non-recurring duplicative rent expense and approximately $0.7 million severance charges.

On a Non-GAAP Adjusted Basis:

On a non-GAAP basis, excluding approximately $1 million of duplicative rent related to the relocation and approximately $0.7 million of non-recurring severance costs:

•                  Selling, general and administrative expenses are expected to increase by approximately $2 million to $3 million versus last year reflecting increases in variable compensation expense and increases associated with the Company’s fast growing eCommerce and Outlet businesses; and

•                  Operating loss is expected to be approximately flat to the year-ago period.

Additional Outlook:

•                  The Company expects total inventory at the end of the third quarter of fiscal year 2014 to be up by a low to mid-single-digit percentage versus the end of the third quarter of last year. This reflects the acceleration of holiday receipts to mitigate any risk associated with a potential work stoppage affecting certain ports on the West Coast.

•                  Capital expenditures remain consistent with the Company’s prior guidance and for the third quarter of fiscal year 2014 are projected to be approximately $16 million as compared to $5.6 million of capital expenditures in the third quarter of last year. This increase reflects:

•                  Continued investments in information technology and eCommerce;

•                  Real estate spending to support the opening of five new Outlet stores and one New York & Company store, along with remodels; and

•                  Capital expenditures of approximately $4 million related to the Company’s previously disclosed relocation and build-out of its new corporate headquarters.

•                  Depreciation expense for the third quarter of fiscal year 2014 is estimated at $7 million.

•                  During the third quarter of fiscal year 2014, the Company expects to open approximately five new Outlet stores and one New York & Company store, remodel six existing locations, and close two stores ending the third quarter of fiscal year 2014 with roughly 513 stores, including 62 Outlet stores.

•                  The Company does not anticipate the need to borrow under its existing revolving credit facility during the third quarter of fiscal year 2014.

Conference Call Information

A conference call to discuss second quarter of fiscal year 2014 results is scheduled for today, Thursday, August 21, 2014 at 4:30 p.m. Eastern Time.  Investors and analysts interested in participating in the call are invited to dial (888) 244-2488 and reference conference ID number 1732532 approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available at 7:30 p.m. Eastern Time on August 21, 2014 until 11:59 p.m. Eastern Time on August 28, 2014 and can be accessed by dialing (877) 870-5176 and entering conference ID number 1732532.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile — all at compelling values. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and online at www.nyandcompany.com. The Company operates 509 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

203-682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Some of these statements, including those under “Outlook” above, can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended August 2, 2014	% of net sales	Three months ended August 3, 2013	% of net sales
Net sales	$226,066	100.0%	$223,050	100.0%

Cost of goods sold, buying and occupancy costs	164,148	72.6%	163,048	73.1%

Gross profit	61,918	27.4%	60,002	26.9%

Selling, general and administrative expenses	61,738	27.3%	62,245	27.9%

Operating income (loss)	180	0.1%	(2,243)	(1.0)%

Interest expense, net of interest income	85	—%	90	—%

Income (loss) before income taxes	95	0.1%	(2,333)	(1.0)%

Provision for income taxes	242	0.2%	376	0.2%

Net loss	$(147)	(0.1)%	$(2,709)	(1.2)%

Basic loss per share	$(0.00)		$(0.04)

Diluted loss per share	$(0.00)		$(0.04)

Weighted average shares outstanding:
Basic shares of common stock	62,819		62,279
Diluted shares of common stock	62,819		62,279

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales increase	2.3%	2.1%
Net sales per average selling square foot (a)	$86	$83
Net sales per average store (b)	$445	$432
Average selling square footage per store (c)	5,169	5,219
Ending store count	509	512

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Six months ended August 2, 2014	% of net sales	Six months ended August 3, 2013	% of net sales
Net sales	$445,659	100.0%	$450,533	100.0%

Cost of goods sold, buying and occupancy costs	321,537	72.1%	324,197	72.0%

Gross profit	124,122	27.9%	126,336	28.0%

Selling, general and administrative expenses	123,881	27.8%	127,362	28.2%

Operating income (loss)	241	0.1%	(1,026)	(0.2)%

Interest expense, net of interest income	169	—%	179	—%

Income (loss) before income taxes	72	0.1%	(1,205)	(0.2)%

Provision (benefit) for income taxes	501	0.2%	(90)	—%

Net loss	$(429)	(0.1)%	$(1,115)	(0.2)%

Basic loss per share	$(0.01)		$(0.02)

Diluted loss per share	$(0.01)		$(0.02)

Weighted average shares outstanding:
Basic shares of common stock	62,728		62,125
Diluted shares of common stock	62,728		62,125

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales increase	0.1%	—%
Net sales per average selling square foot (a)	$169	$167
Net sales per average store (b)	$877	$873
Average selling square footage per store (c)	5,169	5,219

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	August 2, 2014	February 1, 2014	August 3, 2013
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$63,166	$69,723	$59,462
Restricted cash	1,509	—	—
Accounts receivable	10,688	7,026	9,825
Income taxes receivable	99	99	135
Inventories, net	84,896	83,479	82,384
Prepaid expenses	22,791	21,141	22,427
Other current assets	1,223	1,280	1,363
Total current assets	184,372	182,748	175,596

Property and equipment, net	77,956	83,553	87,410
Intangible assets	14,879	14,879	14,879
Deferred income taxes	6,741	6,501	6,710
Other assets	995	1,072	767
Total assets	$284,943	$288,753	$285,362
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$82,173	$75,874	$79,636
Accrued expenses	38,402	46,880	40,384
Income taxes payable	747	1,075	848
Deferred income taxes	6,741	6,501	6,710
Total current liabilities	128,063	130,330	127,578

Deferred rent	36,803	39,925	44,699
Other liabilities	5,032	5,283	6,233
Total liabilities	169,898	175,538	178,510

Total stockholders’ equity	115,045	113,215	106,852
Total liabilities and stockholders’ equity	$284,943	$288,753	$285,362

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Six months ended August 2, 2014	Six months ended August 3, 2013

Operating activities
Net loss	$(429)	$(1,115)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14,118	17,268
Loss from impairment charges	358	278
Amortization of deferred financing costs	60	60
Share-based compensation expense	2,011	1,675
Changes in operating assets and liabilities:
Restricted cash	(1,509)	—
Accounts receivable	(3,662)	(1,609)
Income taxes receivable	—	353
Inventories, net	(1,417)	(2,186)
Prepaid expenses	(1,650)	(960)
Accounts payable	6,299	5,226
Accrued expenses	(8,478)	(8,663)
Income taxes payable	(328)	(141)
Deferred rent	(3,122)	(4,135)
Other assets and liabilities	(110)	(998)
Net cash provided by operating activities	2,141	5,053

Investing activities
Capital expenditures	(8,879)	(6,996)
Net cash used in investing activities	(8,879)	(6,996)

Financing activities
Proceeds from exercise of stock options	299	472
Shares withheld for payment of employee payroll taxes	(118)	—
Net cash provided by financing activities	181	472

Net decrease in cash and cash equivalents	(6,557)	(1,471)
Cash and cash equivalents at beginning of period	69,723	60,933
Cash and cash equivalents at end of period	$63,166	$59,462